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                                                                    EXHIBIT 11.1

                                CYBERCASH, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS

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
                                                 THREE MONTHS ENDED           SIX MONTHS ENDED
                                                      JUNE 30,                    JUNE 30,
                                             --------------------------  ---------------------------
                                                 1995          1996          1995          1996
                                             ------------  ------------  ------------  -------------
Earnings per share:
Weighted average number of common shares
  outstanding..............................     1,450,000    10,633,569     1,450,000      8,467,357
Shares of Series B Preferred Stock and
  warrants issued during the twelve month
  period prior to the initial filing of the
  S-1 (using the treasury stock method)....     1,679,581            --     1,679,581             --
Shares of Common Stock issued during the
  twelve month period prior to the initial
  filing of the S-1 (using the treasury
  stock method)............................       111,838            --       111,838             --
Common equivalent shares from options
  issued during the twelve month period
  prior to the initial filing of the S-1
  (using the treasury stock method)........       760,655            --       760,655             --
                                             ------------  ------------  ------------  -------------
          Total............................     4,002,074    10,633,569     4,002,074      8,467,357
                                             ------------  ------------  ------------  -------------
Loss for the period........................  $(2,016,152)  $(6,221,022)  $(3,805,989)  $(10,835,891)
                                             ------------  ------------  ------------  -------------
Net loss per share.........................       $(0.50)       $(0.59)       $(0.95)        $(1.28)
                                             ============  ============  ============  =============
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